This CONSULTING AGREEMENT (“Agreement”) is made as of the 12th day of December 2012 between Global Equity Partners Plc. a Seychelles corporation having its principal place of business at Level 28, Al Habtoor Business Tower, Dubai Marina, Dubai, U.A.E. (hereinafter referred to as “GEP”), and Universal Energy Solutions BV (hereinafter referred to as “UES”) located at Nieuwestad 105, 8911 CM Leeuwarden, The Netherlands.

WITNESSETH

WHEREAS, GEP is engaged in the business of providing financial, management consulting and advisory type services to small and medium sized, private and publicly traded, national and internationally based companies; and

WHEREAS, UESis desirous of entering into an agreement retaining GEP;

WHEREAS, GEP desires to accept such retention upon the terms and conditions herein after set forth:

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed as follows:

1)	INN hereby retains GEP, on a non-exclusive basis, to use its best efforts to render those consulting and advisory services in those are as in which its professional shave special expertise per training to the business of GEP for a minimum period of three months commencing as the date that our consultancy fees are received. It is agreed that UES may, in its sole discretion, retain GEPata later date for an additional extended period of time.

These areas include but are not limited to:

a)	General Due Diligence

Directly, and/or through affiliates review financial statements, the company´s business plan and any other general business documents that can be made available to GEP; also conduct valuation analysis of UES, its market and competitors, the market overall, and research thoroughly the space (both private and publicly traded, similar international financial service companies).

b)	Design Capitalization Strategy

Advise and provide layout of capital strategy, structure and potential fundraising strategies that include, amongst others, secure a convertible note, bridge loan strategic partner, merger candidate or other form of investments.

c)	Local Dubai Sponsor

Source the appropriate local DIFC approved Dubai Sponsor that would be willing to sponsor UES as a candidate for a public listing on the Dubai Nasdaq and perform the relevant tasks associated with a sponsor role that can in turn sponsor a regulated prospectus to the Dubai Financial Services Authority (DFSA)

Global Equity Partners Plc. Level 28 – Al Habtoor Business Tower, PO Box 28905, Dubai Marina, Dubai, UAE. 1

2)	UES shall pay GEP the onetime, non-refundable sum of $10,000 (Ten Thousand USD) as a general advisory, consulting and due diligence fee for the term of the engagement. Said initial payment which is the standard initial due diligence fee requested for projects of this kind, shall be due immediately upon the signing of this engagement (see wire instructions below). Should UES engage GEP to consult to UES upon a sponsor being identified and approved the sum of $10,000 will be taken as an initial payment from the total fees due under and subsequent contract.

3)	GEP, during the term of this agreement, shall be permitted to engage in similar consulting activities with other companies.

4)	GEP acknowledges that in connection this Agreement and the provision of the consulting services, it shall receive confidential and proprietary information from GEP. Accordingly, each party agrees to conduct themselves in an appropriate manner.

Neither a Party nor its affiliates, nor their employees or officers shall, without the prior written consent of the other Party, (i) divulge to any third party any information, data, documents and any other materials of any kind that is not available relating to the other Party or its affiliates, related to the existence and contents of this Agreement (“Confidential Information”).

The obligation of non-disclosure or non-use under this clause 1 shall not be applicable to the information, which a Party can prove:

(i)	is or becomes public domain without any breach of this Agreement on the part of the receiving Party;
(ii)	was already in the possession of the receiving Party at the date of the signature of this Agreement;
(iii)	has been received rightfully from any third party;
(iv)	that the publication of such Confidential Information has been rightfully requested by a public authority.

5)	Independent Contractors. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint ventures, or either as agent of the other, or as employer or employee. GEP and UES understand and acknowledge that this Agreement shall not create nor imply any agency relationship between them.

6)	The parties to this Agreement agree that the existence and terms of this Agreement are strictly confidential and further agree that they and their respective representatives shall not disclose to the public or to any third party the existence or terms of this Agreement other than with the express prior written consent of the other party.

7)	This agreement contains the full agreement of the parties hereto concerning the subject matter here of and shall not be modified, altered, changed or terminated except pursuant to a writing signed by all of the parties.

8)	Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason here of shall be assignable by GEP without the prior written consent of UES.

9)	The validity of this agreement shall be determined in accordance with the Laws of England.

Global Equity Partners Plc. Level 28 – Al Habtoor Business Tower, PO Box 28905, Dubai Marina, Dubai, UAE. 2

10)	Any and all notices requests, demands or other communications hereunder shall be in writing, and deemed given and received, if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, to each of the parties hereto at the addresses herein above first written or such other address as may from to time be designated by any of them in writing.

WHEREOF, Universal Energy Solutions BV and Global Equity Partners Plc. have executed and delivered this agreement as of the date first mentioned above.

By:	Mr. Peter Smith

Mr. Peter Smith

CEO - Global Equity Partners Plc.

THE UNDERSIGNED HAVE READ AND HERE BY CONSENT AND AGREE TO THE TERMS OF THE FOREGOING AGREEMENT

By:	/s/ Mr. Piet van der Hoop	By:	/s/ Mr. FariTadayon
Mr. Piet van der Hoop		Mr. FariTadayon CFO
CEO – Universal Energy Solutions BV		CFO – Universal Energy Solutions BV

Date:		Date:

Global Equity Partners Plc. Level 28 – Al Habtoor Business Tower, PO Box 28905, Dubai Marina, Dubai, UAE. 3